UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                                 Amendment No.3

                    Under the Securities Exchange Act of 1934

                       HOUSTON BIOTECHNOLOGY INCORPORATED
                                (Name of Issuer)

                          Common Stock, par value $.01
                         (Title of Class of Securities)

                                  441840105000
                                 (CUSIP Number)

                                 Karen C. Manson
                                    Secretary


             Lehman Brothers Holdings Inc. 3 World Financial Center,
                             24th Floor New York, NY
                                   10285 (212)
                           526-1936 (Name, Address and
                      Telephone Number of Person Authorized
                                       to


                       Receive Notice and Communications)

                                February 27, 1997

             (Date of Event which required Filing of This Statement)



If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the reporting person (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7). NOT APPLICABLE

CUSIP No.
441840105000

1)  Names of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Lehman Brothers Inc.
     13-2518466

2)  Check the Appropriate box if a Member of a Group (see instructions)

     (a)  [  ]
     (b)  [  ]

3)  SEC Use Only

4)  Source of Funds (see instructions)
     WC

5) Check Box if Disclosure of Legal Proceedings is Requires
     Pursuant to Items 2(d) or 2(E)
     [X]

6)  Citizenship or Place of Organization
      Delaware

     Number of Shares Beneficially Owned by Each Reporting Person With:

7)  Sole Voting Power
     -0-

8)  Shared Voting Power
      -0-

9)  Sole Dispositive Power
     -0-

10) Shared Dispositive Power
      -0-

11) Aggregate Amount Beneficially Owned by Each Reporting Person
      -0-

12) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
      [ ]



13) Percent of Class Represented by Amount in Row 9
       0.00%

14) Type of Reporting Person
      BD/CO

CUSIP No.
441840105000

1)  Names of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     LB I Group Inc.
     13-2741778

2)  Check the Appropriate box if a Member of a Group (see instructions)

     (a)  [  ]
     (b)  [  ]


3)  SEC Use Only

4)  Source of Funds (see instructions)
     WC

5) Check Box if Disclosure of Legal Proceedings is Requires
     Pursuant to Items 2(d) or 2(E)
     [ ]

6)  Citizenship or Place of Organization
      Delaware

     Number of Shares Beneficially Owned by Each Reporting Person With:

7)  Sole Voting Power
     -0-

8)  Shared Voting Power
      -0-

9)  Sole Dispositive Power
     -0-

10) Shared Dispositive Power
      -0-

11) Aggregate Amount Beneficially Owned by Each Reporting Person
      -0-

12) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
      [ ]

13) Percent of Class Represented by Amount in Row 9
       0.00%

14) Type of Reporting Person
      CO

Schedule 13D

Item 1.  Security and Issuer

          No change.


Item 2.  Identity and Background

         This statement is filed on behalf of the following entities (the "Reporting Persons"):

          LB I Group Inc., a Delaware corporation ("LB I Group") 3 World Financial Center
          New York, NY 10285

          LB I Group, a holding company, is a wholly owned subsidiary of Lehman Brothers Inc. and successor by merger to Ophthalmic Research Services I Inc., Ophthalmic Research Services I Inc. and HBLP Acquisition Corp.

          Lehman Brothers Inc., a Delaware corporation ("LBI")
          3 World Financial Center
          New York, NY 10285

          LBI, a wholly owned subsidiary of Holdings, is a broker-dealer and the parent of LB I Group.

          The following entity is a control person (the "Control Person") of the Reporting Persons:

           Lehman Brothers Holdings Inc. ("Holdings")
           3 World Financial Center
           New York, NY 10285

           Holdings through its domestic and foreign subsidiaries is a full-line securities firm. Holdings is the parent of Lehman Brothers Inc.

           The names, residence or business addresses, citizenships and present principal occupations or employment of the senior executive officers and directors of the Reporting Persons are set forth in Appendix A hereto.

           Except as stated in Appendix B hereto, none of the Reporting Persons, or to the best knowledge of the Reporting Persons, the Control Person or any of the persons listed in Appendix A hereto, has during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been party to a civil proceeding of a judicial or administrative body of a competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Item 3.  Source of Funds or Other Consideration

                  No change.

Item 4.  Purpose of Transaction

                  Pursuant to an Agreement and Plan of Merger dated December 28, 1996 among Medarex, Inc., a New Jersey corporation ("Medarex"), Medarex Acquisition Corp., a Delaware corporation and direct wholly-owned subsidiary of Medarex ("Medarex Sub"), and Houston Biotechnology Incorporated, a Delaware corporation ("HBI"), upon the merger of Medarex Sub, with and into HBI, each outstanding share of HBI common stock was converted into the right to receive
0.182 shares of Medarex common stock. HBI warrants and options to acquire HBI common stock were converted into warrants and options for Medarex common stock.

                  LB I Group owned 500,341 shares of common stock of HBI and 517,019 warrants to acquire HBI common stock. As a result of the merger on February 27, 1997, LB I Group acquired 91,062 shares of common stock of Medarex and 94,097 warrants to acquire Medarex common stock. Such shares and warrants are held directly by LB I Group. Holdings and LBI are deemed to beneficially own the Medarex shares held by LB I Group.

Item 5.  Interest in Securities of the Issuer

                  (a)      See Item 4.

                  (b)      See Item 4.

                  (c) Except as described above, there were no purchases and/or sales of Common Stock effected during the past 60 days by the Reporting Persons or, to their knowledge, the Control Person or any person listed in Appendix A hereto.

                  (d) Neither the Reporting Persons nor, to their knowledge, the Control Person or any of the persons listed in Appendix A hereto knows of any other person who has the right to receive or the power to direct the receipt of dividends from, or the proceeds form the sale of, any shares of Common Stock beneficially owned by the Reporting Persons.

                  (e) As of February 27, 1997 the Reporting Persons have ceased to be the beneficial owners of more than 5% of the class of securities covered by this report.


Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

                  See Item 4.

Item 7.     Material to be Filed as Exhibits.

                      Agreement and Plan of Merger, dated as of December 18, 1996, among Medarex, Medarex Sub and HBI (incorporated by reference to Exhibit
1.3 to Registration  Statement File No. 333-20119)

                                   SIGNATURES


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 27, 1997


                              LEHMAN BROTHERS INC.
                              By:  /s/ Karen C. Manson
                              --------------------
                              Name: Karen C. Manson
                              Title:    Vice President and
                                        Secretary

                               LB I GROUP INC.
                               By:  /s/ Karen C. Manson
                               ---------------------
                               Name: Karen C. Manson
                               Title:    Secretary

                                                           APPENDIX A

                          LEHMAN BROTHERS HOLDINGS INC.

                               BOARD OF DIRECTORS


NAME / TITLE                                        BUSINESS ADDRESS

Michael L. Ainslie                           Lehman Brothers Holdings Inc.
Private Investor and former                     3 World Financial Center
President and Chief Executive                   New York, New York 10285
Officer of Sotheby's Holdings

John F. Akers                                Lehman Brothers Holdings Inc.
Retired Chairman of                             3 World Financial Center
International Business Machines                 New York, New York 10285
Corporation

Roger S. Berlind                             Lehman Brothers Holdings Inc.
Theatrical Producer                             3 World Financial Center
                                                New York, New York 10285

Thomas H. Cruikshank                         Lehman Brothers Holdings Inc.
Retired Chairman and Chief                      3 World Financial Center
Executive Officer of Halliburton                 New York, New York 10285
Company

Richard S. Fuld, Jr.                           Lehman Brothers Holdings Inc.
Chairman and Chief Executive                     3 World Financial Center
Officer of                                          New York, NY 10285
Lehman Brothers Holdings Inc.

Katsumi Funaki*                                Lehman Brothers Holdings Inc.
Senior General Manager of                        3 World Financial Center
International Business of the                       New York, NY 10285
Finance and Investment Planning
Office of Nippon Life

Henry Kaufman                                  Lehman Brothers Holdings Inc.
President of Henry Kaufman &                     3 World Financial Center
Company, Inc.                                       New York, NY 10285

John D. Macomber                               Lehman Brothers Holdings Inc.
Principal of JDM Investment Group                3 World Financial Center
                                                    New York, NY 10285

Dina Merrill                                   Lehman Brothers Holdings Inc.
Actress and Director and Vice                    3 World Financial Center
Chairman of RKO Pictures, Inc.                     New York, NY 10285

Hideichiro Kobayashi*                        Lehman Brothers Holdings Inc.
General Manager for the Americas                3 World Financial Center
of Nippon Life                                     New York, NY 10285



                          LEHMAN BROTHERS HOLDINGS INC.

                               EXECUTIVE OFFICERS


NAME / TITLE                                          BUSINESS ADDRESS

Richard S. Fuld, Jr.                             Lehman Brothers Holdings Inc.
Chairman and Chief Executive Officer               3 World Financial Center
of Lehman Brothers Holdings Inc.                      New York, NY 10285


Jeremiah M. Callaghan                          Lehman Brothers Holdings Inc.
Chief of Operations and Technology                3 World Financial Center
                                                     New York, NY 10285

John L. Cecil
Chief Administrative Officer                   Lehman Brothers Holdings Inc.
                                                  3 World Financial Center
                                                     New York, NY 10285

Thomas A. Russo                                Lehman Brothers Holdings Inc.
Chief Legal Officer                               3 World Financial Center
                                                     New York, NY 10285

Charles B. Hintz                               Lehman Brothers Holdings Inc.
Chief Financial Officer                           3 World Financial Center
                                                     New York, NY 10285

-----
All above individuals are citizens of the United States except those individuals with an * who are citizens of Japan.

                              LEHMAN BROTHERS INC.

                               BOARD OF DIRECTORS



NAME                                                BUSINESS ADDRESS

Roger S. Berlind                                  Lehman Brothers Inc.
Theatrical Producer                             3 World Financial Center
                                                New York, New York 10285

Philip Caldwell                                   Lehman Brothers Inc.
Senior Managing Director                        3 World Financial Center
                                                New York, New York 10285

Howard L. Clark, Jr.                              Lehman Brothers Inc.
Vice Chairman                                   3 World Financial Center
                                                New York, New York 10285

Frederick Frank                                   Lehman Brothers Inc.
Vice Chairman                                   3 World Financial Center
                                                 New York, New York 10285

Richard S. Fuld, Jr.                               Lehman Brothers Inc.
Chairman and Chief Executive                     3 World Financial Center
Officer of Lehman Brothers Holdings                 New York, NY 10285
Inc.


Charles B. Hintz                                   Lehman Brothers Inc.
Chief Financial Officer                          3 World Financial Center
                                                    New York, NY 10285

Bruce R. Lakefield                                 Lehman Brothers Inc.
Director of Lehman Brothers Inc.                 3 World Financial Center
                                                    New York, NY 10285


Sherman R. Lewis, Jr.                              Lehman Brothers Inc.
Vice Chairman                                    3 World Financial Center
                                                    New York, NY 10285


Mel A. Shaftel                                     Lehman Brothers Inc.
Vice Chairman                                    3 World Financial Center
                                                    New York, NY 10285

-----
Above individuals are citizens of the United States.






                              LEHMAN BROTHERS INC.

                               EXECUTIVE OFFICERS


NAME / TITLE                                          BUSINESS ADDRESS

Richard S. Fuld, Jr.                             Lehman Brothers Holdings Inc.
Chairman and Chief Executive Officer               3 World Financial Center
of Lehman Brothers Holdings Inc.                      New York, NY 10285

Jeremiah M. Callaghan                          Lehman Brothers Holdings Inc.
Chief of Operations and Technology                3 World Financial Center
                                                     New York, NY 10285

John L. Cecil                                       Lehman Brothers Inc.
Chief Administrative Officer                      3 World Financial Center
                                                     New York, NY 10285

Charles B. Hintz                                    Lehman Brothers Inc.
Chief Financial Officer                           3 World Financial Center
                                                     New York, NY 10285

Thomas A. Russo                                     Lehman Brothers Inc.
Chief Legal Officer                               3 World Financial Center
                                                     New York, NY 10285

-----
Above individuals are citizens of the United States.

                                 LB I GROUP INC.

                               BOARD OF DIRECTORS


NAME                                                  BUSINESS ADDRESS

Eliot Fried                                         Lehman Brothers Inc.
Director                                          3 World Financial Center
                                                     New York, NY 10285

David Goldfarb                                      Lehman Brothers Inc.
Director                                          3 World Financial Center
                                                     New York, NY 10285

Allan S. Kaplan                                     Lehman Brothers Inc.
Director                                          3 World Financial Center
                                                     New York, NY 10285


-----
Above individuals are citizens of the United States.

                                                                APPENDIX B

Fulco v. Continental Cablevision. This civil action was brought in the United States District Court for the District of Massachusetts alleging a violation of Rule 10b(5) for a material omission in the disclosure documents related to a 1989 partnership roll-up in which Shearson Lehman Brothers rendered a fairness opinion. The jury rendered a verdict in 1993 jointly against Shearson Lehman Brothers and Continental Cablevision, the issuer, for a total of $4.6 million. The case was settled shortly thereafter.

Lehman Brothers has been involved in a number of civil proceedings which concern matters arising in connection with the conduct of its business. Certain of such proceedings have resulted in findings of violation of federal or state securities laws. Each of these proceedings was settled by Lehman Brothers consenting to the entry of an order without admitting or denying the allegations in the complaint. All of such proceedings are reported and summarized in the Schedule D to Lehman Brother's Form BD filed with the Securities and Exchange Commission, which descriptions are hereby incorporated by reference.

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                                (Amendment No. 2)

                       HOUSTON BIOTECHNOLOGY INCORPORATED
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
                         (Title of Class of Securities)

                                  441840105000
                                 (CUSIP Number)

                                 Karen C. Manson
                                    Secretary
                              Lehman Brothers Inc.
                        2 World Trade Center, 15th Floor
                            New York, New York 10048
                                 (212) 528-5772
            (Name, Address and Telephone Number of Person Authorized
                      to Receive Notice and Communications)

                                   May 3, 1994
             (Date of Event which Required Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-l(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

SCHEDULE 13D

CUSIP NO. 441840105000

1.     Name of Reporting Person
       S.S. or I.R.S. No. of Above Person

       Lehman Brothers Inc.

2.     Check the Appropriate Box if a Member of a Group (see instructions)

       (a)     [     ]
       (b)     [     ]

3.     SEC Use Only

4.     Source of Funds (see instructions)

       WC

5. Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(E)

       [X]

6.     Citizenship or Place of Organization

       Delaware

7. Number of Shares Beneficially Owned by Each Reporting Person with Sole Voting Power

       3,558

8. Number of Shares Beneficially Owned by Each Reporting Person with Shared Voting Power

       0

9. Number of Shares Beneficially Owned by Each Reporting Person with Sole Dispositive Power

       3,558

10. Number of Shares Beneficially Owned by Each Reporting Person with Shared Dispositive Power

       0

11.    Aggregate Amount Beneficially Owned by Each Reporting Person

       3,558

12. Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions)

       [    ]

13.    Percent of Class Represented by Amount in Row (11)

       .06 %

14.    Type of Reporting Person (see instructions)

       BD, CO

SCHEDULE 13D

CUSIP NO. 441840105000

1.     Name of Reporting Person
       S.S. or I.R.S. No. of Above Person

       Ophthalmic Research Services I Inc.

2.     Check the Appropriate Box if a Member of a Group (see instructions)

       (a)   [    ]
       (b)   [    ]

3.     SEC Use Only

4.     Source of Funds (see instructions)

       WC

5. Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(E)

       [     ]

6.     Citizenship or Place of Organization

       Delaware

7. Number of Shares Beneficially Owned by Each Reporting Person with Sole Voting Power

       40,429

8. Number of Shares Beneficially Owned by Each Reporting Person with Shared Voting Power

       0

9. Number of Shares Beneficially Owned by Each Reporting Person with Sole Dispositive Power

       40,429

10. Number of Shares Beneficially Owned by Each Reporting Person with Shared Dispositive Power

       0

11.    Aggregate Amount Beneficially Owned by Each Reporting Person

       40,429

12. Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions)

       [    ]

13.    Percent of Class Represented by Amount in Row (11)

       .66%

14.    Type of Reporting Person (see instructions)

       CO

SCHEDULE 13D

CUSIP NO. 44184010500.0

1.     Name of Reporting Person
       S.S. or I.R.S. No. of Above Person

       Ophthalmic Research Services II Inc.

2.     Check the Appropriate Box if a Member of a Group (see instructions)

       (a)   [    ]
       (b)   [    ]

3.     SEC Use Only

4.     Source of Funds (see instructions)

       WC

5. Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(E)

       [    ]

6.     Citizenship or Place of Organization

       Delaware

7. Number of Shares Beneficially Owned by Each Reporting Person with Sole Voting Power

       3,676

8. Number of Shares Beneficially Owned by Each Reporting Person with Shared Voting Power

       0

9. Number of Shares Beneficially Owned by Each Reporting Person with Sole Dispositive Power

       3,676

10. Number of Shares Beneficially Owned by Each Reporting Person with Shared Dispositive Power

       0

11.    Aggregate Amount Beneficially Owned by Each Reporting Person

       3,676

12. Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions)

       [    ]

13.    Percent of Class Represented by Amount in Row (11)

       .05%

14.    Type of Reporting Person (see instructions)

       CO

SCHEDULE 13D

CUSIP NO. 441840105000

1.     Name of Reporting Person
       S.S. or I.R.S. No. of Above Person

       HBLP Acquisition Corp.

2.     Check the Appropriate Box if a Member of a Group (see instructions)

       (a)     [   ]
       (b)     [   ]

3.     SEC Use Only

4.     Source of Funds (see instructions)

       WC

5. Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(E)

       [   ]

6.     Citizenship or Place of Organization

       Delaware

7. Number of Shares Beneficially Owned by Each Reporting Person with Sole Voting Power

       969,697

8. Number of Shares Beneficially Owned by Each Reporting Person with Shared Voting Power

       0

9. Number of Shares Beneficially Owned by Each Reporting Person with Sole Dispositive Power

       969,697

10. Number of Shares Beneficially Owned by Each Reporting Person with Shared Dispositive Power

       0

11.    Aggregate Amount Beneficially Owned by Each Reporting Person

       969,697

12. Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions)

       [   ]

13.    Percent of Class Represented by Amount in Row (11)

       15.75 %

14.    Type of Reporting Person (see instructions)

       CO

Item 1.    Security and Issuer.

The class of equity securities to which this statement relates is the Common Stock, par value $.01 per share (the "Common Stock"), of Houston Biotechnology Incorporated, a Delaware corporation (the "Company"). The address of the principal executive offices of the Company is 3608 Research Forest Drive, The Woodlands, Texas 77381.

Item 2.    Identity and Background.

This statement is filed on behalf of the following entities (the "Reporting Persons"):

           Lehman Brothers Inc., a Delaware corporation ("LB")
           3 World Financial Center
           200 Vesey Street
           New York, N.Y. 10285
           LB is a full-line securities firm.

           Ophthalmic Research Services I Inc., Delaware corporation ("ORS I") 3 World Financial Center
           200 Vesey Street
           New York, N.Y. 10285
           The sole business of ORS I is to hold the stock of the Company.

           Ophthalmic Research Services II Inc., a Delaware corporation
           ("ORS II")
           3 World Financial Center
           200 Vesey Street
           New York, N.Y. 10285
           The sole business of ORS II is to hold the stock of the Company.

           HBLP Acquisition Corp., a Delaware corporation ("HBLP")
           3 World Financial Center
           200 Vesey Street
           New York, N.Y. 10285
           The sole business of HBLP is to hold the stock of the Company.

The following entities are control persons (the "Control Persons") of the Reporting Persons:

           LB I Group Inc., a Delaware corporation ("LB I Group") 3 World Financial Center 200 Vesey Street
           New York, N.Y. 10285
           LB I Group is a holding company and the parent of ORS I and ORS II.

           Lehman Brothers Holdings Inc., a Delaware corporation ("Holdings") 3 World Financial Center
           200 Vesey Street
           New York, N.Y. 10285

Holdings through its domestic and foreign subsidiaries is a full-line securities firm. It is the immediate parent of LB, HBLP and LB I Group.

The names, residence or business addresses, citizenships and present principal occupations or employment of the executive officers and directors of the Reporting Persons and the Control Persons are set forth in Appendix A hereto.

Except as stated in Appendix B hereto, none of the Reporting Persons, or, to the best knowledge of the Reporting Persons, the Control Persons or any of the persons listed in Appendix A hereto has during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Item 3.    Source of Funds or Other Consideration.

In May, 1994, the Reporting Persons received a distribution of one additional warrant for each share of Common Stock held pursuant to the terms of the Rights Offering. As a consequence, the Reporting Persons now beneficially own a total of 500,341 shares of Common Stock and 517,019 Warrants.

Item 4.    Purpose of the Transaction.

No change.

Item 5.    Interest in Securities of the Issuer.

            (a) The  aggregate  beneficial  ownership  of  Common  Stock  of the
                Reporting Persons and, to their knowledge, of the Control Persons and persons listed in Appendix A hereto is set forth in Appendix C hereto.

           (b) The Reporting Persons and, to their knowledge, the Control Persons and each person listed in Appendix A hereto have the power to vote and dispose of all of the Common Stock beneficially owned by such person as set forth in Appendix C hereto.

           (c) Except as described above, there were no purchases and sales of Common Stock effected during the past 60 days by the Reporting Persons or, to their knowledge, the Control Persons or any person listed in Appendix A hereto.

           (d) Neither the Reporting Persons nor, to their knowledge, the Control Persons or any of the persons listed in Appendix A hereto knows of any other person who has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, any shares of Common Stock beneficially owned by the Reporting Persons.

           (e)  Not Applicable.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

No change.

Item 7.    Material to be Filed as Exhibits.

None.

                                   SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  September 9, 1994

                                LEHMAN BROTHERS INC.

                                By:
                                              Name:  Karen C. Manson
                                              Title:  Senior Vice President

                                OPHTHALMIC RESEARCH SERVICES I INC.

                                By:
                                              Name:  Karen C. Manson
                                              Title:  Secretary

                                OPHTHALMIC RESEARCH SERVICES II INC.

                                By:
                                              Name:  Karen C. Manson
                                              Title:  Secretary

                                HBLP ACQUISITION CORP.

                                By:
                                             Name:  Karen C. Manson
                                             Title:  Secretary

                                   APPENDIX A

DIRECTORS AND EXECUTIVE OFFICERS OF REPORTING PERSONS AND CONTROL PERSONS

REPORTING PERSONS:

LEHMAN BROTHERS INC.

Directors:

           Roger S. Berlind
           USA
           Berlind Productions
           10 East 53rd Street
           30th Floor
           New York, New York
           Private Investor

           Philip Caldwell
           USA
           Lehman Brothers Inc.
           3 World Financial Center
           19th Floor
           New York, New York 10285

           Richard S. Fuld, Jr.
           USA
           Lehman Brothers Inc.
           3 World Financial Center
           New York, New York 10285
           Chairman and Chief Executive Officer of Lehman Brothers Inc.

           Sherman R. Lewis, Jr.
           USA
           Lehman Brothers Inc.
           3 World Financial Center
           New York, New York 10285
           Vice Chairman of Lehman Brothers Inc.

           David Marcus
           USA
           Lehman Brothers Inc.
           3 World Financial Center
           19th Floor
           New York, New York 10285
           Managing Director and General Counsel of Lehman Brothers Inc.

           Robert Matza
           USA
           Lehman Brothers Inc.
           3 World Financial Center
           6th Floor
           New York, New York 10285
           Managing Director and Chief Financial Officer of Lehman Brothers Inc.

           T. Christopher Pettit
           USA
           Lehman Brothers Inc.
           3 World Financial Center
           10th Floor
           New York, New York 10285
           President and Chief Operating Officer of Lehman Brothers

           Malcolm Wilson
           USA
           Kent, Hazzard, Jaeger, Greer, Wilson & Fay
           50 Main Street
           White Plains, New York 10606-1920
           Counsel to Kent, Hazzard, Jaeger, Greer, Wilson & Fay

Executive Officers who are not Directors:

           T. Anthony Brooks
           USA
           Managing Director
           Lehman Brothers Inc.
           3 World Financial Center, 6th Floor
           New York, NY 10285

           Jeremiah M. Callaghan
           USA
           Managing Director
           Lehman Brothers Inc.
           3 World Financial Center, 8th Floor
           New York, NY 10285

           James A. Carbone
           USA
           Managing Director
           Lehman Brothers Inc.
           3 World Financial Center, 9th Floor
           New York, NY 10285

           John L. Cecil
           USA
           Chief Administrative Officer
           Lehman Brothers Inc.
           3 World Financial Center, 8th Floor
           New York, NY 10285

           Ronald L. Gallatin
           USA
           Managing Director
           Lehman Brothers Inc.
           3 World Financial Center, 10th Floor
           New York, NY 10285

           Robert E. Genirs
           USA
           Managing Director
           Lehman Brothers Inc.
           3 World Financial Center, 10th Floor
           New York, NY 10285

           Joseph M. Gregory
           USA
           Managing Director
           Lehman Brothers Inc.
           3 World Financial Center, 9th Floor
           New York, NY 10285

           Bruce R. Lakefield
           USA
           Managing Director
           Lehman Brothers Inc.
           3 World Financial Center
           7th Floor
           New York, New York 10285

           Stephen M. Lessing
           USA
           Managing Director
           Lehman Brothers Inc.
           3 World Financial Center
           9th Floor
           New York, New York 10285

           Thomas A. Russo
           USA
           Managing Director
           Lehman Brothers Inc.
           3 World Financial Center
           10th Floor
           New York. New York 10285

           Mel A. Shaftel
           USA
           Managing Director
           Lehman Brothers Inc.
           3 World Financial Center
           18th Floor
           New York, New York 10285

           Steven Spiegel
           USA
           Managing Director
           Lehman Brothers Inc.
           3 World Financial Center
           7th Floor
           New York, New York 10285

           Thomas H. Tucker
           USA
           Managing Director
           Lehman Brothers Inc.
           3 World Financial Center
           7th Floor
           New York, New York 10285

           C. Daniel Tyree
           USA
           Managing Director
           Lehman Brothers Inc.
           3 World Financial Center
           7th Floor
           New York, New York 10285

           Paul D. Williams
           USA
           Managing Director
           Lehman Brothers Inc.
           3 World Financial Center
           7th Floor
           New York, New York 10285

                       Ophthalmic Research Services I Inc.

           Name                    Office                 Occupation                    Address              Citizenship

Ron Hiram                   President, Chief       Managing Director,         3 World Financial Center           USA
                            Financial Officer      Lehman Brothers Inc.       New York, NY 10285


Karen C. Manson             Secretary              Senior Vice President,     2 World Trade Center               USA
                                                   Lehman Brothers Inc.       New York, NY 10048


Thomas E. Gengler, Jr.      Assistant Treasurer    Managing Director,         3 World Financial Center           USA
                                                   Lehman Brothers Inc.       New York, NY 10285


Joseph L. Ternullo          Assistant Treasurer    Tax Manager, The Boston    3 World Financial Center           USA
                                                   Company Advisors Limited   New York, NY 10285
                                                   Partnerships
                                                   Administration


Eileen M. Bannon            Assistant Secretary    Assistant Secretary,       2 World Trade Center               USA
                                                   Lehman Brothers Inc.       New York, NY 10048


Madeline Shapiro            Assistant Secretary    Assistant Secretary,       2 World Trade Center               USA
                                                   Lehman Brothers Inc.       New York, NY 10048


                      Ophthalmic Research Services II Inc.

           Name                    Office                 Occupation                    Address              Citizenship

Ron Hiram                   President, Chief       Managing Director,         3 World Financial Center           USA
                            Financial Officer      Lehman Brothers Inc.       New York, NY 10285


Karen C. Manson             Secretary              Senior Vice President,     2 World Trade Center               USA
                                                   Lehman Brothers Inc.       New York, NY 10048


Thomas E. Gengler, Jr.      Assistant Treasurer    Managing Director,         3 World Financial Center           USA
                                                   Lehman Brothers Inc.       New York, NY 10285


Joseph L. Ternullo          Assistant Treasurer    Tax Manager, The Boston    3 World Financial Center           USA
                                                   Company Advisors Limited   New York, NY 10285
                                                   Partnerships
                                                   Administration


Eileen M. Bannon            Assistant Secretary    Assistant Secretary,       2 World Trade Center               USA
                                                   Lehman Brothers Inc.       New York, NY 10048


Madeline Shapiro            Assistant Secretary    Assistant Secretary,       2 World Trade Center               USA
                                                   Lehman Brothers Inc.       New York, NY 10048

                             HBLP Acquisition Corp.

     Name                    Office                 Occupation                    Address                  Citizenship
Ron Hiram                   President              Managing Director,         3 World Financial Center           USA
                                                   Lehman Brothers Inc.       New York, NY 10285


Rocco Andriola              Vice President         Senior Vice President,     3 World Financial Center           USA
                                                   Lehman Brothers Inc.       New York, NY 10285


Thomas E. Gengler, Jr.      Assistant Treasurer    Managing Director,         3 World Financial Center           USA
                                                   Lehman Brothers Inc.       New York, NY 10285


Alfred Grotell              Assistant Treasurer    Managing Director,         3 World Financial Center           USA
                                                   Lehman Brothers Inc.       New York, NY 10285


Eileen M. Bannon            Assistant Secretary    Assistant Secretary,       2 World Trade Center               USA
                                                   Lehman Brothers Inc.       New York, NY 10048


CONTROL PERSONS:

LEHMAN BROTHERS HOLDINGS INC.

Directors:

           Roger S. Berlind
           USA
           Berlind Productions
           10 East 53rd Street
           30th Floor
           New York, New York 10028
           Private Investor

           John J. Byrne
           USA
           Fund America Enterprises
           The 1820 House
           Main Street
           Norwich, Vermont 05055-0850
           Chairman of Fund America Enterprises

           Richard S. Fuld, Jr.
           USA
           Lehman Brothers Inc.
           3 World Financial Center
           New York, New York 10285
           Chairman and Chief Executive Officer of Lehman Brothers Inc.

           Katsumi Funaki
           Japan
           Nippon Life Insurance Company
           2-2, Yuraka-cho 1 Chome
           Chiyoda-ku 100 Tokyo Japan
           Senior General Manager for International Business of the Finance and Investment Business Office of the Nippon
           Life Insurance Company

           John D. Macomber
           USA
           JDM Investment Group
           2806 N. Street, N.W.
           Washington, D C 20007
           Private Investor

           Dina Merrill
           Theo Teryazos
           NY Office-RKO Pavilion
           551 Madison Avenue
           14th Floor
           New York, New York 10022
           Actress and Private Investor

           T. Christopher Pettit
           USA
           Lehman Brothers Inc.
           3 World Financial Center
           10th Floor
           New York, New York 10285
           President and Chief Operating Officer of Lehman Brothers

           Masataka Shimasaki
           Japan
           Nippon Life Insurance Company
           1251 Avenue of the Americas
           52nd Floor
           New York, New York 10020

           Malcolm Wilson
           USA
           Kent, Hazzard, Jaeger, Greer, Wilson & Fay
           50 Main Street
           White Plains, New York 10606-1920
           Counsel to Kent, Hazzard, Jaeger, Greer, Wilson & Fay

Executive Officers who are not Directors:

           Ronald Gallatin
           USA
           Senior Executive Vice President
           Lehman Brothers Inc.
           3 World Financial Center
           10th Floor
           New York, New York 10285

           David Marcus
           USA
           Managing Director and General Counsel
           Lehman Brothers Inc.
           3 World Financial Center
           19th Floor
           New York, New York 10285

           Robert Matza
           USA
           Managing Director and Chief Financial Officer
           Lehman Brothers Inc.
           3 World Financial Center
           6th Floor
           New York, New York 10285

           Michael Milversted
           USA
           Managing Director and Treasurer
           Lehman Brothers Inc.
           388 Greenwich Street
           8th Floor
           New York, New York 10013

                                 Lb I Group Inc.


    Name                    Office                 Occupation                    Address                 Citizenship
Paul L. Abbott              Chairman of the        Managing Director,         3 World Financial Center     USA
                            Board, President and   Lehman Brothers Inc.       New York, NY 10285
                            Chief Executive
                            Officer


Thomas E. Gengler, Jr.      Senior Vice President  Managing Director,         3 World Financial Center     USA
                                                   Lehman Brothers Inc.       New York, NY 10285


Stephen J. Bier             Vice President         Managing Director,         3 World Financial Center     USA
                                                   Lehman Brothers Inc.       New York, NY 10285


Ron Hiram                   Vice President         Managing Director,         3 World Financial Center     USA
                                                   Lehman Brothers Inc.       New York, NY 10285


Donald Petrow               Vice President         Managing Director,         3 World Financial Center     USA
                                                   Lehman Brothers Inc.       New York, NY 10285


Michael R.. Milversted      Treasurer, Senior      Managing Director,         3 World Financial Center     USA
                            Vice President         Lehman Brothers Inc.       New York, NY 10285


Karen C. Manson             Secretary              Senior Vice President,     2 World Trade Center         USA
                                                   Lehman Brothers Inc.       New York, NY 10048


Eileen M. Bannon            Assistant Secretary    Assistant Secretary,       2 World Trade Center         USA
                                                   Lehman Brothers Inc.       New York, NY 10048


Madeline Shapiro            Assistant Secretary    Assistant Secretary,       2 World Trade Center         USA
                                                   Lehman Brothers Inc.       New York, NY 10048





                                   APPENDIX B

On May 16, 1988, E.F. Hutton & Co., Inc. ("Hutton"), a company acquired by and merged into Lehman Brothers, pleaded guilty to a Federal Information involving a failure to file currency transaction reports with the Internal Revenue Service.
The criminal disposition involved three felony counts and resulted in a $1,010,000 fine. The majority of the activities on which the Information is based took place during 1982 and 1983, and none occurred later than August, 1984. All alleged failures to file took place in Hutton's Providence, Rhode
Island branch office.

Lehman Brothers has been involved in a number of civil proceedings which concern matters arising in connection with the conduct of its business. Certain of such proceedings have resulted in findings of a violation of federal or state securities laws. Each of these proceedings was settled by Lehman Brothers consenting to the entry of an order without admitting or denying the allegations in the complaint. All of such proceedings are reported and summarized in Schedule D to Lehman Brothers' Form BD filed with the Securities and Exchange
Commission, which descriptions are hereby incorporated by reference.






                                   APPENDIX C

                        Beneficial Ownership of Shares of
                     Common Stock, par value $.01 per share,
                          of Houston Biotechnology Inc.


                                                                                                 Percentage of Common
        Name                                     Amount                   D/I                    Stock
Lehman Brothers Inc.                              1,750                   D                     .06%
                                                  1,808 (W)


Ophthalmic Research Services I Inc.               19,883                  D                     .66%
                                                  20,546 (W)


Ophthalmic Research Services II Inc.              1,808                   D                     .06%
                                                  1,868 (W)


HLBP Acquisition Corp.                            476,900                 D                    15.75%
                                                  492,797 (W)


LB I Group Inc.                                   21,691                  I                     .72%
                                                  22,414 (W)


Lehman Brothers Holdings Inc.                     500,341                 I                    16.53%
                                                  517,019 (W)

----------------------------------------------------------
(D) - Direct ownership and indirect ownership of shares held by subsidiaries.
(I) - Indirect ownership of shares held by LB.
(W)- Warrants

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)

                       HOUSTON BIOTECHNOLOGY INCORPORATED

                                (Name of Issuer)

                     Common Stock, par value $.01 per share

                         (Title of Class of Securities)

                                  441840105000

                                 (CUSIP Number)

                                    Secretary
                              Lehman Brothers Inc.
                         2 World Trade Center, 15th Flr.
                            New York, New York 10048
                                 (212) 528-5772



                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notice and Communications)

                                  July 30, 1993


             (Date of Event which Required Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13D to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

SCHEDULE 13D

CUSIP NO. 441840105000

1.     Name of Reporting Person
       S.S. or I.R.S. No. of Above Person

       Lehman Brothers Inc.

2.     Check the Appropriate Box if a Member of a Group (see instructions)

       (a) [ ]
       (b) [ ]

3.     SEC Use Only

4.     Source of Funds (see instructions)

       0

5. Check Box if Disclosure of Legal Proceedings is Required Pursuant Items 2(d) or 2(E)

       [X]

6.     Citizenship or Place of Organization

       Delaware

7. Number of Shares Beneficially Owned by Each Reporting Person with Sole Voting Power

       24,228

8. Number of Shares Beneficially Owned by Each Reporting Person with Shared Voting Power

       0

9. Number of Shares Beneficially Owned by Each Reporting Person with Sole Dispositive Power

       24,228

10. Number of Shares Beneficially Owned by Each Reporting Person with Shared Dispositive Power

       0

11.    Aggregate Amount Beneficially Owned by Each Reporting Person

       24,228

12. Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions)

       [    ]

13.    Percent of Class Represented by Amount in Row (11)

       0.63%

14.    Type of Reporting Person (see instructions)

       BD, CO

SCHEDULE 13D

CUSIP NO. 441840105000

1.     Name of Reporting Person
       S.S. or I.R.S. No. of Above Person

       Hutton Ophthalmic Research Services 1 Inc.

2.     Check the Appropriate Box if a Member of a Group (see instructions)

       (a) [    ]
       (b) [    ]

3.     SEC Use Only

4.     Source of Funds (see instructions)

       0

5. Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(E)

       [     ]

6.     Citizenship or Place of Organization

       Delaware

7. Number of Shares Beneficially Owned by Each Reporting Person with Sole Voting Power

       20,546

8. Number of Shares Beneficially Owned by Each Reporting Person with Shared Voting Power

       0

9. Number of Shares Beneficially Owned by Each Reporting Person with Sole Dispositive Power

       20,546

10. Number of Shares Beneficially Owned by Each Reporting Person with Shared Dispositive Power

       0

11.    Aggregate Amount Beneficially Owned by Each Reporting Person

       20,546

12. Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions)

       [     ]

13.    Percent of Class Represented by Amount in Row (11)

       0.53%

14.    Type of Reporting Person (see instructions)

       CO

SCHEDULE 13D

CUSIP NO. 441840105000

1.     Name of Reporting Person
       S.S. or I.R.S. No. of Above Person

       Hutton Ophthalmic Research Services 2 Inc.

2.     Check the Appropriate Box if a Member of a Group (see instructions)

       (a) [ ]
       (b) [ ]

3.     SEC Use Only

4.     Source of Funds (see instructions)

       0

5. Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(E)

       [    ]

6.     Citizenship or Place of Organization

       Delaware

7. Number of Shares Beneficially Owned by Each Reporting Person with Sole Voting Power

       1868

8. Number of Shares Beneficially Owned by Each Reporting Person with Shared Voting Power

       0

9. Number of Shares Beneficially Owned by Each Reporting Person with Sole Dispositive Power

       1868

10. Number of Shares Beneficially Owned by Each Reporting Person with Shared Dispositive Power

11.    Aggregate Amount Beneficially Owned bv Each Reporting Person

       1868

12. Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions)

       [    ]

13.    Percent of Class Represented by Amount in Row (11)

       0.05%

14.    Type of Reporting Person (see instructions)

       CO

SCHEDULE 13D

CUSIP NO. 441840105000

1.     Name of Reporting Person
       S.S. or I.R.S. No. of Above Person

       Shearson/HBLP Acquisition Corp.

2.     Check the Appropriate Box if a Member of a Group (see instructions)

       (a) [ ]
       (b) [ ]

3.     SEC Use Only

4.     Source of Funds (see instructions)

       0

5. Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(E)

       [    ]

6.     Citizenship or Place of Organization

       Delaware

7. Number of Shares Beneficially Owned by Each Reporting Person with Sole Voting Power

       492,797

8. Number of Shares Beneficially Owned by Each Reporting Person with Shared Voting Power

       0

9. Number of Shares Beneficially Owned by Each Reporting Person with Sole Dispositive Power

       492,797

10. Number of Shares Beneficially Owned by Each Reporting Person with Shared Dispositive Power

       0

11.    Aggregate Amount Beneficially Owned by Each Reporting Person

       492,797

12. Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions)

       [     ]

13.    Percent of Class Represented by Amount in Row (11)

       12.72%

14.    Type of Reporting Person (see instructions)

       CO

Item 1.    Security and Issuer.

The class of equity securities to which this statement relates is the Common Stock, par value $.01 per share (the "Common Stock"), of Houston Biotechnology Incorporated, a Delaware corporation (the "Company"). The address of the principal executive offices of the Company is 3608 Research Forest Drive, The Woodlands, Texas 77381.

Item 2.    Identity and Background.

This statement is filed on behalf of the following entities (the "Reporting Persons"):

           Lehman Brothers Inc. ("LB"), a Delaware corporation
           World Financial Center
           200 Vesey Street
           New York, N.Y.
           LB is a full-line securities firm.

           Hutton Ophthalmic Research Services 1 Inc. ("HORS 1"), a Delaware corporation
           World Financial Center
           200 Vesey Street
           New York, N.Y.
           The sole business of HORS 1 is to hold the stock of the Company

           Hutton Ophthalmic Research Services 2 Inc. ("HORS 2"), a Delaware corporation
           World Financial Center
           200 Vesey Street
           New York, N.Y.
           The sole business of HORS 2 is to hold the stock of the Company

           Shearson/HBLP Acquisition Corp. ("Acquisition Corp")
           World Financial Center
           200 Vesey Street
           New York, N.Y.
           The sole business of Acquisition Corp is to hold the stock of the Company

The following entities are control persons (the "Control Persons") of the Reporting Persons:

           E.F. Hutton Group Inc., a Delaware corporation ("EFH")
           World Financial Center
           200 Vesey Street
           New York, N.Y.
           EFH is a holding company and the parent of HORS I and HORS II

           Lehman Brothers Group Inc., a Delaware corporation ("Group")
           World Financial Center
           200 Vesey Street
           New York, N.Y.
           Group is a holding company.  It is the parent of Acquisition Corp.

           Lehman Brothers Holdings Inc., a Delaware corporation ("Holdings") World Financial Center
           200 Vesey Street
           New York, N.Y.
           Holdings through its domestic and foreign subsidiaries is a fullline securities firm. It is the immediate parent of LB.

           American Express Company ("AMEXCO"), a New York corporation
           World Financial Center
           200 Vesey Street New York, N.Y.
           AMEXCO and its subsidiaries are principally engaged in the business of providing travel related services, investors diversified financial services, international banking services, information services and investment services. AMEXCO is the immediate parent of Holdings.

The names, residence or business addresses, citizenships and present principal occupations or employment of the executive officers and directors of the Reporting Persons and the Control Persons are set forth in Appendix A hereto.

Except as stated in Appendix B hereto, none of the Reporting Persons, or, to the best knowledge of the Reporting Persons, the Control Persons or any of the persons listed in Appendix A hereto has during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Item 3.    Source of Funds or Other Consideration.

The Reporting Persons acquired 479,341 shares ("Shares") of Common Stock and Warrants ("Warrants") to purchase 16,678 shares ("Warrant Shares") Common Stock as a liquidating distribution from Houston Biotech Partners, L.P. ("LP"). The Reporting Persons understand that they acquired a right to receive the Shares and Warrants as of July 30, 1993. The Shares and Warrants were distributed to the Reporting Persons during August 1993. No consideration was paid by the Reporting Persons to acquire the Shares or the Warrants.

HORS 1 and HORS 2 had acquired an aggregate of 21,000 shares of Common Stock in l992.

Item 4.    Purpose of the Transaction.

The Reporting Persons hold all of the shares of Common Stock and Warrants of the Company for investment purposes. Depending on their evaluation of a number of factors, including the Company's business, prospects and financial condition, the market for the Company's securities, other available opportunities, general economic conditions, money and stock market conditions and regulatory approvals, the Reporting Persons may decide to dispose of all or a portion of such shares, Warrants and/or Warrant Shares in accordance with applicable laws.

Item 5.    Interest in Securities of the Issuer.

            (a) The  aggregate  beneficial  ownership  of  Common  Stock  of the
                Reporting Persons and, to their knowledge, of the Control Persons and persons listed in Appendix A hereto is set forth in Appendix C hereto.

            (b) Each  Reporting  Person  and each  person  listed in  Appendix A hereto has the power to vote and dispose of all of the Common Stock beneficially owned by such person as set forth in Appendix C hereto. AMEXCO may be deemed to beneficially own the shares of Common Stock beneficially owned by the Reporting Persons. AMEXCO disclaims such beneficial ownership.

            (c) Except as described herein, there were no purchases and sales of
                Common Stock effected during the past 60 days by the Reporting Persons or, to their knowledge, the Control Persons or any person listed in Appendix A hereto.

            (d) Neither  the  Reporting  Persons  nor, to their  knowledge,  the
                Control Persons or any of the persons listed in Appendix A hereto knows of any other person who has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, any shares of Common Stock beneficially owned by the Reporting Persons.

            (e) Not Applicable.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

None

Item 7.    Material to be Filed as Exhibits.

Exhibit 1 - Joint Filing Agreement dated September 15, 1993 among and between LB, HORS 1, HORS 2 and Acquisition Corp.

                                   SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: September 15, 1993

                              LEHMAN BROTHERS INC.

                              By:
                                           Name:  Karen C. Manson
                                           Title:  Senior Vice President

                              HUTTON OPHTHALMIC RESEARCH SERVICES 1 INC.

                              By:
                                           Name:  Karen C. Manson
                                           Title:  Secretary

                              HUTTON OPHTHALMIC RESEARCH SERVICES 2 INC.

                              By:
                                           Name:  Karen C. Manson
                                           Title:  Secretary

                              SHEARSON/HBLP ACQUISITION CORP.

                              By:
                                           Name:  Eileen M. Bannon
                                           Title:  Assistant Secretary

                                   APPENDIX A

DIRECTORS AND EXECUTIVE OFFICERS OF REPORTING PERSONS AND CONTROL PERSON

See following pages

                              Lehman Brothers Inc.

                               Board of Directors

       Name                             Business Address                       Principal Occupation                    Citizenship
Roger S. Berlind                      Berlind Productions                      Private Investor                               USA
                                      10 East 53rd Street
                                      30th Floor
                                      New York, NY 10022
-------------------------------------
Philip Caldwell                       Lehman Brothers Inc.                     Senior Managing Director                       USA
                                      3 World Financial Center                 of Lehman Brothers
                                      19th Floor
                                      New York, NY 10285
-------------------------------------
Richard S. Fuld, Jr.                  Lehman Brothers Inc.                     President and Chief Operating Officer of       USA
                                      3 World Financial Center                 Lehman Brothers
                                      10th Floor
                                      New York, NY 10285
-------------------------------------
Harvey Golub                          American Express Company                 President, Chairman and Chief Exec             USA
                                      American Express Tower                   Officer of the American Express Company
                                      World Financial Center
                                      51st Floor
                                      New York, NY 10285
-------------------------------------
John R. Laird                         Lehman Brothers Inc.                     Director                                       USA
                                      3 World Financial Center
                                      19th Floor
                                      New York, NY 10285
-------------------------------------
Sherman R. Lewis, Jr.                 Lehman Brothers Inc.                     Vice Chairman of Lehman Brothers               USA
                                      3 World Financial Center
                                      16th Floor
                                      New York, NY 10285

                              Lehman Brothers Inc.
                    Executive Officers Who Are Not Directors


     Name                    Business Address                                  Principal Occupation                     Citizenship
David Marcus               Lehman Brothers Inc.                         Managing Director of Lehman Brothers                   USA
                           3 World Financial Center
                           19th Floor
                           New York, NY 10285

Richard B. Stewart, Jr.    Lehman Brothers Inc.                         Vice Chairman of Lehman Brothers                       USA
                           3 World Financial Center
                           19th Floor
                           New York, NY 10285

Malcolm Wilson             Kent, Hazzard, Jaeger, Greer,Wilson & Fay    Counsel to Kent,                                       USA
                           50 Main Street                               Hazzard, Jaeger, Greer,
                           White Plains, NY 10606-1920                  Wilson & Fay


Ronald L. Gallatin         Lehman Brothers Inc.                         Senior Executive Vice President of Lehman Brothers     USA
                           3 World Financial Center
                           10th Floor
                           New York, NY 10028

Robert Matza               Lehman Brothers Inc.                         Managing Director and Principal Financial Officer of   USA
                           3 World Financial Center                     Lehman Brothers
                           6th Floor
                           New York, NY 10285

Michael Milversted         Shearson Lehman Brothers Inc.                Managing Director and Treasurer of Lehman Brothers     USA
                           American Express Tower
                           World Financial Center
                           12th Floor
                           New York NY 10285

T. Christopher Pettit      Lehman Brothers Inc.                         Managing Partner of Lehman Brothers                    USA
                           3 World Financial Center
                           10th Floor
                           New York, NY 10028


                   Hutton Ophthalmic Research Services 1 Inc.
                        Directors And Executive Officers


Name, Title And Address           Principal Occupation             Citizenship
Ron Hiram                         Managing Director,                     USA
Director                          Lehman Brothers Inc.
President & CFO
388 Greenwich Street
28th Floor
New York, NY 10013

Craig Emrick                      Senior Vice President,                 USA
Treasurer                         Lehman Brothers Inc.
American Express Tower
3 World Financial Center
12th Floor
New York, NY 10285

Karen C. Manson                   Senior Vice President,                 USA
Secretary                         Lehman Brothers, Inc.
2 World Trade Center
15th Floor
New York, NY 10048

Kenneth Braddock                  Managing Director,                     USA
Assistant Treasurer               Lehman Brothers Inc.
American Express Tower
3 World Financial Center
16th Floor
New York, NY 10013

Thomas E. Gengler, Jr.            Managing Director,                     USA
Assistant Treasurer               Lehman Brothers Inc.
388 Greenwich Street
31st Floor
New York, NY 10013

Joseph L. Ternullo                Tax Manager, The Boston                USA
Assistant Treasurer               Company Advisors Limited
One Boston Place                  Partnerships Administration
Boston, MA 02108

                                                                         USA
Eileen M. Bannon                  Assistant Secretary,
Assistant Secretary               Lehman Brothers Inc.
2 World Trade Center
15th Floor
New York, NY 10048

                                                                         USA
Madeline L. Shapiro               Assistant Secretary,
Assistant Secretary               Lehman Brothers Inc.
2 World Trade Center
15th Floor
New York, NY 10048

                   Hutton Ophthalmic Research Services 2 Inc.
                        Directors And Executive Officers


Name, Title And Address         Principal Occupation                Citizenship

Ron Hiram                        Managing Director,                       USA
Director                         Lehman Brothers Inc.
President & CFO
388 Greenwich Street
28th Floor
New York, NY 10013


Craig Emrick                     Senior Vice President,                   USA
Treasurer                        Lehman Brothers Inc.
American Express Tower
3 World Financial Center
12th Floor
New York, NY 10285


Karen C. Manson                  Senior Vice President,                   USA
Secretary                        Lehman Brothers, Inc.
2 World Trade Center
15th Floor
New York, NY 10048


Kenneth Braddock                 Managing Director,                       USA
Assistant Treasurer              Lehman Brothers Inc.
American Express Tower
3 World Financial Center
16th Floor
New York, NY 10013


Thomas E. Gengler, Jr.           Managing Director,                       USA
Assistant Treasurer              Lehman Brothers Inc.
388 Greenwich Street
31st Floor
New York, NY 10013


Joseph L. Ternullo               Tax Manager, The Boston                  USA
Assistant Treasurer              Company Advisors Limited
One Boston Place                 Partnerships Administration


Eileen M. Bannon                 Assistant Secretary,                     USA
Assistant Secretary              Lehman Brothers Inc.
2 World Trade Center
15th Floor
New York, NY 10048


Madeline L. Shapiro              Assistant Secretary,                     USA
Assistant Secretary              Lehman Brothers Inc.
2 World Trade Center
15th Floor
New York, NY 10048

                         Shearson/HBLP Acquisition Corp.
                        Directors And Executive Officers

Name, Title And Address                   Principal Occupation                        Citizenship
Rocco Andriola                           Senior Vice President                              USA
Shearson Lehman Brothers Plaza           of Shearson Lehman Brothers Inc.
388 Greenwich Street
New York, NY 10013


Eliot Fried*                             Managing Director                                  USA
American Express Tower                   of Shearson Lehman Brothers Inc.
World Financial Center
New York, NY 10285


Ron Hiram                                Executive Vice President                           USA
Shearson Lehman Brothers Plaza           of Shearson Lehman Brothers Inc.
388 Greenwich Street
New York, NY 10013


Robert Matza*                            Managing Director                                  USA
American Express Tower                   of Shearson Lehman Brothers Inc.
World Financial Center
New York, NY 10285

----------------------------------------------------
*    Director of Shearson/HBLP Acquisition Corp.

                           The E. F. Hutton Group Inc.
                        Directors And Executive Officers


Name, Title And Address          Principal Occupation           Citizenship

Richard B. Stewart, Jr.          Chief Financial Officer,       USA
Director                         Lehman Brothers Inc.
American Express Tower
3 World Financial Center
New York, NY 10285


Kenneth Braddock                 Managing Director,             USA
Vice President                   Lehman Brothers Inc.
American Express Tower
3 World Financial Center
16th Floor
New York. NY 10285


Thomas E. Gengler, Jr.           Managing Director,             USA
Vice President                   Lehman Brothers Inc.
388 Greenwich Street
31st Floor
New York, NY 10013


Maxine L. Gerson                 Senior Vice President,         USA
Vice President                   Lehman Brothers Inc.
2 World Trade Center
15th Floor
New York, NY 10048


Alfred Grotell                   Managing Director,             USA
Vice President                   Lehman Brothers Inc.
388 Greenwich Street
31st Floor
New York, NY 10013


Thomas E. Hommel                 Senior Vice President,         USA
Vice President                   Lehman Brothers Inc.
388 Greenwich Street
35th Floor
New York, NY 10013


Karen M. Muller                  Managing Director,             USA
Vice President                   Lehman Brothers Inc.
2 World Trade Center
15th Floor
New York, NY 10048


Joseph Polizzoto                 Managing Director              USA
Vice President                   Lehman Brothers Inc.
388 Greenwich Street
35th Floor
New York, NY 10013

Name, Title And Address         Principal Occupation           Citizenship

Michael R. Milverstad           Managing Director,             USA
Treasurer                       Lehman Brothers Inc.
American Express Tower
3 World Financial Center
12th floor
New York, NY 10285


Karen C. Manson                 Senior Vice President,         USA
Secretary                       Lehman Brothers, Inc.
2 World Trade Center
15th Floor
New York, NY 10048


Thomas J. Burns                 Executive Vice President,      USA
President                       Lehman Brothers Inc.
388 Greenwich Street
33rd Floor
New York, NY 10013


Craig Emrick                    Senior Vice President,         USA
Assistant Treasurer             Lehman Brothers Inc.
American Express Tower
3 World Financial Center
12th Floor
New York, NY 10013


Eileen M. Bannon                Assistant Secretary,          USA
Assistant Secretary             Lehman Brothers Inc.
2 World Trade Center
15th Floor
New York, NY 10048


Madeline L. Shapiro             Assistant Secretary,          USA
Assistant Secretary             Lehman Brothers Inc.
2 World Trade Center
15th Floor
New York, NY 10048


John D. Smith, Jr.              Assistant Secretary,          USA
Assistant Secretary             Lehman Brothers Inc.
2 World Trade Center
15th Floor
New York, NY 10048

                           Lehman Brothers Group Inc.

                               Board Of Directors


  Name                               Business Address                      Principal Occupation                        Citizenship
Eliot Fried                           Lehman Brothers Inc.             Managing Director of Lehman Brothers Inc.        USA
                                      3 World Financial Center         ("Lehman Brothers")
                                      18th Floor
                                      New York, NY 10285


Richard Stewart, Jr.                  Lehman Brothers Inc.             Vice Chairman of Lehman Brothers                 USA
                                      3 World Financial Center
                                      19th Floor
                                      New York, NY 10285



                           Lehman Brothers Group Inc.
                    Executive Officers Who Are Not Directors


Name                          Business Address                      Principal Occupation                            Citizenship
Michael Milversted            Lehman Brothers Inc.                  Managing Director and Treasurer of Lehman Brothers        USA
                              388 Greenwich Street
                              8th Floor
                              New York, NY 10013


Yutaka Hashimoto              Nippon Life Insurance Company         Managing Director of Nippon Life                         Japan
                              2-2, Yuraku-cho 1 Chome
                              Chiyoda-ku Tokyo 100 Japan


Sherman R. Lewis, Jr.         Lehman Brothers Inc.                  Vice Chairman of Lehman Brothers                          USA
                              3 World Financial Center
                              16th Floor
                              New York, NY 10285


Dina Merrill                  RKO Pavillion                         Actress and Private Investor                              USA
                              551 Madison Avenue
                              14th Floor
                              New York, NY 10022


Roger S. Penske               Penske Corporation                    President of the Penske Corporation                       USA
                              13400 Outer Drive West
                              Detroit, Michigan 48239


Malcolm Wilson                Kent, Hazzard, Jaeger, Greer,         Counsel to Kent, Jaeger, Greer, Wilson and Fay            USA
                              Wilson & Fay
                              50 Main Street
                              White Plains, NY 10606-1920


                          Lehman Brothers Holdings Inc.
                               Board Of Directors


 Name                        Business Address                         Principal Occupation                            Citizenship
Roger S. Berlind               Berlind Productions                 Private Investor                                           USA
                               10 East 53rd Street
                               30th Floor
                               New York, NY 10022


David M. Culver                CAI Capital Corporation             Chairman of CAI Capital Corporation                      Canada
                               3429 Brummond Street
                               Suite 200
                               Montreal, Quebec H3G 1X6


Richard S. Fuld, Jr.           Lehman Brothers Inc.                President and Chief Operating Officer of Lehman            USA
                               3 World Fiancial Center             Brothers Inc.
                               10th Floor
                               New York, NY 10285


Katsumi Funaki                 Nippon Life Insurance Company       General Manager for North America, Nippon Life            Japan
                               780 Third Avenue                    Insurance Company
                               43rd Floor
                               New York, NY 10017
-

Richard M. Furlaud             Bristol-Myers Squibb Company        Former President of Bristol-Myers Squibb Company           USA
                               150 E. 52nd street
                               12th Floor
                               New York, New York 10022


Harvey Golub                   American Express Company            Chairman, President and Chief Executive Officer of the     USA
                               American Express Tower              American Express Company
                               World Financial center
                               51st Floor
                               New York, New York 10285


Yutaka Hashimoto               Nippon Life Insurance Company       Managing Director of Nippon Life                          Japan
                               2-2, Yuraku-cho 1 Chome
                               Chiyoda-ku Tokyo 100 Japan


                          Lehman Brothers Holdings Inc.
                               Board of Directors

 Name                   Business Address                       Principal Occupation                                     Citizenship
Sherman R. Lewis, Jr.     Lehman Brothers Inc.              Vice Chairman of Lehman Brothers                                  USA
                          3 World Financial Center
                          16th Floor
                          New York, NY 10285


Dina Merrill              RKO Pavillion                     Actress and Private Investor                                      USA
                          551 Madison Avenue
                          14th Floor
                          New York, NY 10022


Roger S. Penske           Penske Corporation                President of the Penske Corporation                               USA
                          13400 Outer Drive West
                          Detroit, Michigan 48239


Malcolm Wilson            Kent, Hazzard, Jaeger, Greer,     Counsel to Kent, Jaeger, Greer, Wilson and Fay                    USA
                          Wilson & Fay
                          50 Main Street
                          White Plains, NY 10606-1920



                          Lehman Brothers Holdings Inc.
                    Executive Officers Who Are Not Directors


 Name                      Business Address                       Principal Occupation                                   Citizenship
Ronald L. Gallatin           Lehman Brothers Inc.              Senior Executive Vice President of Lehman Brothers             USA
                             3 World Financial Center
                             10th Floor
                             New York, NY 10285


David Marcus                 Lehman Brothers Inc.              Managing Director and General Counsel                          USA
                             3 World Financial Center          of Lehman Brothers
                             19th Floor
                             New York, NY 10285


Robert Matza                 Lehman Brothers Inc.              Managing Director and Chief Financial Officer                  USA
                             3 World Financial Center          of Lehman Brothers
                             6th Floor
                             New York, NY 10285


Michael Milversted           Lehman Brothers Inc.              Managing Director and Treasurer of Lehman Brothers             USA
                             388 Greenwich Street
                             8th Floor
                             New York, NY 10013


T. Christopher Pettit        Lehman Brothers Inc.              Managing Partner of Lehman Brothers                            USA
                             3 World Financial Center
                             10th Floor
                             New York, NY 10285


                            American Express Company
                               Board of Directors


  Name                      Business Address                       Principal Occupation                                  Citizenship
Anne L. Armstrong            Kleberg Bank Building             Chairman of the Board of Trustees, Center for Strategic          USA
                             Sixth & Kleberg Streets           and International Studies
                             Kingsville, TX 78363


William G. Bowen             140 East 62nd Street              President, the Andrew Mellon Foundation                          USA
                             New York, NY 10021


John J. Byrne, Jr.           The 1820 House                    Chairman & CEO, Fund American Companies                          USA
                             Main Street
                             Norwich, VT 05055


David M. Culver              CAI Capital Corporation           Chairman of CAI Capital Corporation                            Canada
                             3429 Brummond Street
                             Suite 200
                             Montreal, Quebec H3G 1X6


Charles W. Duncan, Jr.       600 Travis                        Duncan Interests                                                 USA
                             61st Floor
                             Houston, TX 77002-3007


George M.C. Fisher           1303 East Algonquin Road          Chairman and CEO, Motorola, Inc.                                 USA
                             Schaumburg, IL 60196


Richard M. Furlaud           Bristol-Myers Squibb Company      Former President of Bristol-Myers Squibb Company                 USA
                             150 E. 52nd street
                             12th Floor
                             New York, New York 10022


Harvey Golub                 American Express Company          Chairman, President and Chief Executive Officer of the           USA
                             American Express Tower            American Express Company
                             World Financial Center
                             51st Floor
                             New York, New York 10285


Beverly Hills Greenough      211 Central Park West             Former President, New York City Opera                            USA
                             New York, NY 10024

                            American Express Company
                               Board of Directors


 Name                     Business Address                            Principal Occupation                              Citizenship
F. Ross Johnson             200 Galleria Parkway, N.W.             Chairman & CEO, RJM Group                                USA
                            Suite 970
                            Atlanta, GA 30339


Vernon E. Jordan, Jr.       1333 New Hampshire Ave., N.W.          Partner, Akin, Gump, Hauer & Feld                        USA
                            Suite 400
                            Washington, D. C. 20036


Henry A. Kissinger          350 Park Ave.                          Chairman, Kissinger Associates, Inc.                     USA
                            26th Floor
                            New York, NY 10022


Drew Lewis                  Martin Tower                           Chairman & CEO, Union Pacific Corporation                USA
                            Eighth & Eaton Avenues
                            16th Floor
                            Bethlehem, PA 18018


Aldo Papone                 American Express Company               Senior Advisor, American Express Company                 USA
                            American Express Tower
                            3 World Financial Center
                            New York, NY 10285


Roger S. Penske             Penske Corporation                     President of the Penske Corporation                      USA
                            13400 Outer Drive West
                            Detroit, Michigan 48239


Frank P. Popoff             2030 Willard H. Dow Center             President & CEO, The Dow Chemical Company                USA
                            Midland, MI 48674


Jeffrey E. Stiefler         IDS Tower 10                           President & CEO, IDS Financial Corporation               USA
                            Minneapolis, MN 5440


                            American Express Company
                             American Express Tower
                            3 World Financial Center
                               New York, NY 10285

                    Executive Officers Who Are Not Directors


  Name                            Office                                                           Citizenship
Mark J. Babij                   Assistant Comptroller                                                  USA


Gary A. Beller                  Executive Vice President                                               USA


Pamela A. Davis                 Vice President and Assistant Treasurer                                 USA


Daniel T. Henry                 Senior Vice President and Comptroller                                  USA


Joseph W. Keilty                Executive Vice President                                               USA


Donald J. Ledger                Assistant Secretary                                                    USA


Jonathan S. Linen               Vice Chairman                                                          USA


Michael P. Monaco               Executive Vice President, Chief Financial Officer & Treasurer          USA


Barbara A. Neysmith             Assistant Secretary                                                    USA


Stephen P. Norman               Secretary                                                              USA


Louise M. Parent                Executive Vice President and General Counsel                           USA


John J. Perrell III             Assistant Comptroller                                                  USA


Robert M. Pyle, Jr.             Senior Assistant Secretary                                             USA


Irene C. Roberts                Senior Vice President                                                  USA


Vincent J. Santo                Assistant Comptroller                                                  USA


Thomas Schick                   Executive Vice President                                               USA


Ronald C. Stovall               Vice President and Assistant Treasurer                                 USA

                                   APPENDIX B

On May 16, 1988, E.F. Hutton & Co., Inc. ("Hutton"), a company acquired by and merged into LB, pleaded guilty to a Federal Information involving a failure to file currency transaction reports with the Internal Revenue Service. The criminal disposition involved three felony counts and resulted in a $1,010,000 fine. The majority of the activities on which the Information is based took place during 1982 and 1983, and none occurred later than August, 1984. All alleged failures to file took place in Hutton's Providence, Rhode Island branch office.

LB has been involved in a number of civil proceedings which concern matters arising in connection with the conduct of its business. Certain of such proceedings have resulted in findings of a violation of federal or state securities laws. Each of these proceedings was settled by LB consenting to the entry of an order without admitting or denying the allegations in the complaint. All of such proceedings are reported and summarized in Schedule D to LB's Form BD filed with the Securities and Exchange Commission, which descriptions are hereby incorporated by reference.

                                   APPENDIX C

                        Beneficial Ownership of Shares of
                     Common Stock, par value $.01 per share,
                      of Houston Biotechnology Incorporated


                                                                                           Percentage of Common
  Name                                          Amount                   D/I                    Stock
Lehman Brothers Inc.                              1,750                   (D)
                                                  58 (W)                  (D)
                                                  21,697                  (I)
                                                     723 (W)              (I)                    .63%


Houston Ophthalmic Research Services 1 Inc.       19,883                  (D)
                                                     663 (W)              (D)                    .53%


Houston Ophthalmic Research Services 2 Inc.       1,808                   (D)
                                                     60 (W)               (D)                    .05%


Shearson/HLBP Acquisition Corp.                   476,900                 (D)
                                                   15,897 (W)             (D)                   12.72%


E.F. Hutton Group Inc.                            21,697                  (I)
                                                     723 (W)              (I)                    .58%


Lehman Brothers Group Inc.                        476,900                 (I)
                                                   15,897 (W)             (I)                   12.72%


Lehman Brothers Holdings Inc.                     500,341                 (I)
                                                  16,678 (W)              (I)                   13.35%

----------------------------------------------------------
(D) - Direct ownership and indirect ownership of shares held by subsidiaries.
(I) - Indirect ownership of shares held by LB.
(W) - Warrants


                             Joint Filing Agreement

In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, the persons named below agree to joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned, being duly authorized, hereby execute this Agreement this 15th day of September, 1993.

                               LEHMAN BROTHERS INC.

                                    By:
                                                 Name:  Karen C. Manson
                                                 Title:  Senior Vice President

                                    HUTTON OPHTHALMIC RESEARCH SERVICES 1 INC.

                                    By:
                                                 Name:  Karen C. Manson
                                                 Title:  Secretary

                                    HUTTON OPHTHALMIC RESEARCH SERVICES 2 INC.

                                    By:
                                                 Name:  Karen C. Manson
                                                 Title:  Secretary

                                    SHEARSON/HBLP ACQUISITION  CORP.

                                    By:
                                                 Name:  Eileen M. Bannon
                                                 Title:  Assistant Secretary

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                                       ( )

                       HOUSTON BIOTECHNOLOGY INCORPORATED
                                (Name of Issuer)

                     Common Stock, par value $.01 per share

                         (Title of Class of Securities)

                                  167763101000

                                 (CUSIP Number)

                                    Secretary
                              Lehman Brothers Inc.
                         2 World Trade Center, 15th Flr.
                            New York, New York 10048
                                 (212) 528-5772

                     (Name, Address and Telephone Number of
                     Person Authorized to Receive Notice and
                                 Communications)

                                  July 30, 1993

             (Date of Event which Required Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13D to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-l(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [X]. (A fee is not required only if the reporting person (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-l(a) for other parties to whom copies are to be sent.

SCHEDULE 13D
CUSIP NO. 167763101000

1.     Name of Reporting Person
       S.S. or I.R.S. No. of Above Person

       Lehman Brothers Inc.

2.     Check the Appropriate Box if a Member of a group (see instructions)

       (a)  [  ]
       (b)  [  ]

3.     SEC Use Only

4.     Source of Funds (see instructions)

       0

5. Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(E)

       [X]

6.     Citizenship or Place of Organization

       Delaware

7. Number of Shares Beneficially Owned by Each Reporting Person with Sole Voting Power

       24,228

8. Number of Shares Beneficially Owned by Each Reporting Person with Shared Voting Power

       0

9. Number of Shares Beneficially Owned by Each Reporting Person with Sole Dispositive Power

       24,228

10. Number of Shares Beneficially Owned by Each Reporting Person with Shared Dispositive Power

       0

11.    Aggregate Amount Beneficially Owned by Each Reporting Person

       24,228

12. Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions)

       [   ]

13.    Percent of Class represented by Amount in Row (11)

       0.63%

14.    Type of Reporting Person (see instructions)

       BD, CO

SCHEDULE 13D
CUSIP NO. 167763101000

1.     Name of Reporting Person
       S.S. or I.R.S. No. of Above Person

       Hutton Ophthalmic Research Services 1 Inc.

2.     Check the Appropriate Box if a Member of a Group (see instructions)

       (a)        [      ]
       (b)        [      ]

3.     SEC Use Only

4.     Source of Funds (see instructions)

       0

5. Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(E)

       [ ]

6.     Citizenship or Place of Organization

       Delaware

7. Number of Shares Beneficially Owned by Each Reporting Person with Sole Voting Power

       20,552

8. Number of Shares Beneficially Owned by Each Reporting Person with Shared Voting Power

       0

9. Number of Shares Beneficially Owned by Each Reporting Person with Sole Dispositive Power

       20,552

10. Number of Shares Beneficially Owned by Each Reporting Person with Shared Dispositive Power

       0

11.    Aggregate Amount Beneficially Owned by Each Reporting Person

       20,552

12. Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions)

       [    ]

13.    Percent of Class Represented by Amount in Row (11)

       0.53%

14.    Type of Reporting Person (see instructions)

       CO

SCHEDULE 13D

CUSIP NO. 167763101000

1.     Name of Reporting Person
       S.S. or I.R.S. No. of Above Person

       Hutton Ophthalmic Research Services 2 Inc.

2.     Check the Appropriate Box if a Member of a Group (see instructions)

       (a) [ ]
       (b) [ ]

3.     SEC Use Only

4.     Source of Funds (see instructions)

       0

5. Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(E)

       [    ]

6.     Citizenship or Place of Organization

       Delaware

7.     Number of Shares Beneficially Owned by Each Reporting Person with Sole

       Voting Power

       1868

8. Number of Shares Beneficially Owned by Each Reporting Person with Shared Voting Power

       0

9. Number of Shares Beneficially Owned by Each Reporting Person with Sole Dispositive Power

       1868

10. Number of Shares Beneficially Owned by Each Reporting Person with Shared Dispositive Power

       0

11.    Aggregate Amount Beneficially Owned by Each Reporting Person

       1868

12. Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions)

       [     ]

13.    Percent of Class Represented by Amount in Row (11)

       0.05%

14.    Type of Reporting Person (see instructions)

       CO


SCHEDULE 13D

CUSIP NO. 167763101000

1.       Name of Reporting Person
         S.S. or I.R.S. No. of Above Person

         Shearson/HBLP Acquisition Corp.

2.       Check the Appropriate Box if a Member of a Group (see instructions)

                  (a)      [   ]
                  (b)      [   ]

3.       SEC Use Only

4.       Source of Funds (see instructions)

         0

5. Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(E)

         [   ]

6.       Citizenship or Place of Organization

         Delaware

7. Number of Shares Beneficially Owned by Each Reporting Person with Sole Voting Power

         492,797

8. Number of Shares Beneficially Owned by Each Reporting Person with Shared Voting Power

         0

9. Number of Shares Beneficially Owned by Each Reporting Person with Sole Dispositive Power

         492,797

10. Number of Shares Beneficially Owned by Each Reporting Person with Shared Dispositive Power

         0

11.      Aggregate Amount Beneficially Owned by Each Reporting Person

         492,797

12. Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions)

         [   ]

13.      Percent of Class Represented by Amount in Row (11)

         12.77%

14.      Type of Reporting Person (see instructions)

         CO

Item 1.    Security and Issuer.

The class of equity securities to which this statement relates is the Common Stock, par value $.01 per share (the "Common Stock"), of Houston Biotechnology Incorporated, a Delaware corporation (the "Company"). The address of the principal executive offices of the Company is 3608 Research Forest Drive, The Woodlands, Texas 77381.


Item 2.    Identity and Background.

This statement is filed on behalf of the following entities (the "Reporting Persons"):

           Lehman Brothers Inc. ("LB"), a Delaware corporation
           World Financial Center
           200 Vesey Street
           New York, NY
           LB is a full-line securities firm.

           Hutton Ophthalmic Research Services 1 Inc. ("HORS 1"), a Delaware corporation
           World Financial Center
           200 Vesey Street
           New York, NY
           The sole business of HORS 1 is to hold the stock of the Company

           Hutton Ophthalmic Research Services 2 Inc. ("HORS 2"), a Delaware corporation
           World Financial Center
           200 Vesey Street
           New York, NY
           The sole business of HORS 2 is to hold the stock of the Company

           Shearson/HBLP Acquisition Corp. ("Acquisition Corp")
           World Financial Center
           200 Vesey Street
           New York, NY
           The sole business of Acquisition Corp is to hold the stock of the Company

The following entities are control persons (the "Control Persons") of the Reporting Persons:

           E.F. Hutton Group Inc., a Delaware corporation ("EFH")
           World Financial Center
           200 Vesey Street
           New York, NY
           EFH is a holding company and the parent of HORS I and HORS II

            Lehman Brothers Group Inc., a Delaware corporation ("Group") World Financial Center
            200 Vesey Street
            New York, NY
           Group is a holding company. It is the parent of Acquisition Corp.

           Lehman Brothers Holdings Inc., a Delaware corporation ("Holdings") World Financial Center
           200 Vesey Street
           New York, NY
           Holdings through its domestic and foreign subsidiaries is a full-line securities firm. It is the immediate parent of LB.

           American Express Company ("AMEXCO"), a New York corporation
           World Financial Center
           200 Vesey Street
           New York, NY
           AMEXCO and its subsidiaries are principally engaged in the business of providing travel related services, investors diversified financial services, international banking services, information services and investment services. AMEXCO is the immediate parent of Holdings.

The names, residence or business addresses, citizenships and present principal occupations or employment of the executive officers and directors of the Reporting Persons and the Control Persons are set forth in Appendix A hereto.

Except as stated in Appendix B hereto, none of the Reporting Persons, or, to the best knowledge of the Reporting Persons, the Control Persons or any of the persons listed in Appendix A has during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.


Item 3.    Source of Funds or Other Consideration.

The Reporting Persons acquired 479,341 shares ("Shares") of Common Stock and Warrants ("Warrants") to purchase 16,678 shares ("Warrant Shares") Common Stock as liquidating distribution from Houston Biotech Partners, L.P. ("LP"). The Reporting Persons understand that they acquired a right to receive the Shares and Warrants as of July 30, 1993. No consideration was paid by the Reporting Persons to acquire the Shares or the Warrants.

HORS 1 and HORS 2 had acquired and aggregate of 21,000 shares of Common Stock in 1992.

Item 4.    Purpose of the Transaction.

The Reporting persons hold all of the shares of Common Stock and Warrants of the Company for investment purposes. Depending on their evaluation of a number of factors, including the Company's business, prospects and financial condition, the market for the Company's securities, other available opportunities, general economic conditions, money and stock market conditions and regulatory approvals, the Reporting Persons may decide to dispose of all or a portion of such shares, Warrants and/or Warrant Shares in accordance with applicable laws.

Item 5.    Interest in Securities of the Issuer.

           (a) The aggregate beneficial ownership of Common Stock of the Reporting Persons and, to their knowledge, of the Control Persons and persons listed in Appendix A hereto is set forth in Appendix C hereto.

           (b) Each Reporting Person and each person listed in Appendix A hereto has the power to vote and dispose of all of the Common Stock beneficially owned by such person as set forth in Appendix C hereto. AMEXCO may be deemed to beneficially own the shares of Common Stock beneficially owned by the Reporting Persons. AMEXCO disclaims such beneficial ownership.

           (c) Except as described herein, there were no purchases and sales of Common Stock effected during the past 60 days by the Reporting Persons or, to their knowledge, the Control Persons or any person listed in Appendix A hereto.

           (d) Neither the Reporting Persons nor, to their knowledge, the Control Persons or any of the persons listed in Appendix A hereto knows of any other person who has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, any shares of Common Stock beneficially owned by the Reporting Persons.

           (e)    Not Applicable.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

None

Item 7.    Material to be Filed as Exhibits.

Exhibit 1 - Joint Filing Agreement dated September 15, 1993 among and between LB, HORS 1, HORS 2 and Acquisition Corp.

                                   SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

Dated: September 15, 1993


                                       LEHMAN BROTHERS INC.

                                        BY:  ____________________________
                                                Name: Karen C. Manson
                                                Title: Senior Vice President


                                      HUTTON OPHTHALMIC RESEARCH SERVICES 1 INC.

                                        BY:  _____________________________
                                                  Name: Karen C. Manson
                                                  Title:  Secretary


                                      HUTTON OPHTHALMIC RESEARCH SERVICES 2 INC.

                                        BY:  _____________________________
                                                  Name: Karen C. Manson
                                                  Title:  Secretary


                                      SHEARSON/HBLP ACQUISITION CORP.

                                        BY:  _____________________________
                                                  Name: Eileen M. Bannon
                                                  Title: Assistant Secretary

                                   APPENDIX A


DIRECTORS AND EXECUTIVE OFFICERS OF REPORTING PERSONS AND CONTROL PERSON

- See following pages -

                                   APPENDIX B


On May 16, 1988, E.F. Hutton & Co., Inc. ("Hutton"), a company acquired by and merged into LB, pleaded guilty to a Federal Information involving a failure to file currency transaction reports with the Internal Revenue Service. The criminal disposition involved three felony counts and resulted in a $1,010,000 fine. The majority of the activities on which the Information is based took place during 1982 and 1983, and none occurred later than August, 1984. All alleged failures to file took place in Hutton's Providence. Rhode Island branch office.

LB has been involved in a number of civil proceedings which concern matters arising in connection with the conduct of its business. Certain of such proceedings have resulted in findings of a violation of federal or state securities laws. Each of these proceedings was settled by LB consenting to the entry of an order without admitting or denying the allegations in the complaint. All of such proceedings are reported and summarized in Schedule D to LB'S Form BD filed with the Securities and Exchange Commission, which descriptions are hereby incorporated by reference.

                                   APPENDIX C


                        Beneficial Ownership of Shares of
                        Common Stock, par value $.01 per
                  share. of Houston Biotechnology Incorporated

                                                                                               Percentage of Common
                          Name                                   Amount              D/I               Stock
Lehman Brothers Inc.                                              1,750              (D)
                                                                     58 (W)          (D)
                                                                 21,697              (I)
                                                                    723 (W)          (I)                 .63%

Houston Ophthalmic Research Services l Inc.                      19,883              (D)
                                                                    663 (W)          (D)                 .53%

Houston Ophthalmic Research Services 2 Inc.                       1,808              (D)
                                                                     60 (W)          (D)                 .05%

Shearson/HLBP Acquisition Corp.                                 476,900              (D)
                                                                 15,897 (W)          (D)               12.72%

E. F. Hutton Group Inc.                                          21,697              (I)
                                                                    723 (W)          (I)                 .58%

Lehman Brothers Group Inc.                                      476,900              (I)
                                                                 15,897 (W)          (I)               12.72%

Lehman Brothers Holdings Inc.                                   500,341              (I)
                                                                 16,678 (W)          (I)               13.35%

---------------------
(D) - Direct  ownership and indirect  ownership of shares held by  subsidiaries.
(I) - Indirect ownership of shares held by LB (W) - Warrants

                                                        Exhibit 1

                             Joint Filing Agreement

In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, the persons named below agree to joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned, being duly authorized, hereby execute this Agreement this 15th day of September, 1993.



                                     LEHMAN BROTHERS INC.

                                        BY:  ____________________________
                                                Name: Karen C. Manson
                                                Title: Senior Vice President


                                      HUTTON OPHTHALMIC RESEARCH SERVICES 1 INC.

                                        BY:  _____________________________
                                                  Name: Karen C. Manson
                                                  Title:  Secretary


                                      HUTTON OPHTHALMIC RESEARCH SERVICES 2 INC.

                                        BY:  _____________________________
                                                  Name: Karen C. Manson
                                                  Title:  Secretary


                                      SHEARSON/HBLP ACQUISITION CORP.

                                        BY:  _____________________________
                                                  Name: Eileen M. Bannon
                                                  Title: Assistant Secretary

                              Lehman Brothers Inc.
                               Board of Directors

Name                       Business Address               Principal Occupation                                          Citizenship
Roger S. Berlind           Berlind Productions            Private Investor                                                 USA
                           10 East 53rd Street
                           30th Floor
                           New York, NY 10022

Philip Caldwell            Lehman Brothers Inc.           Senior Managing Director of Lehman Brothers                      USA
                           3 World Financial Center
                           19th Floor
                           New York, NY 10285

Richard S. Fuld, Jr.       Lehman Brothers Inc.           President and Chief Operating Officer of Lehman Brothers         USA
                           3 World Financial Center
                           10th Floor
                           New York, NY 10285

Harvey Golub               American Express Company       President, Chairman and Chief Executive Officer of the           USA
                           American Express Tower         American Express Company
                           World Financial Center
                           51st Floor
                           New York, NY 10285

John R. Laird              Lehman Brothers Inc.           Director                                                         USA
                           3 World Financial Center
                           19th Floor
                           New York, NY 10285
                                                          Vice Chairman of Lehman Brothers
Sherman R. Lewis, Jr.      Lehman Brothers Inc.                                                                            USA
                           3 World Financial Center
                           16th Floor
                           New York, NY 10285


                                                                      9/13/93
                              Lehman Brothers Inc.
                           Board of Directors (cont'd)

Name                        Business Address                Principal Occupation                           Citizenship
David Marcus                Lehman Brothers Inc.            Managing Director of Lehman Brothers            USA
                            3 World Financial Center
                            19th Floor
                            New York, NY 10285


Richard B. Stewart, Jr.     Lehman Brothers Inc.            Vice Chairman of Lehman Brothers                USA
                            3 World Financial Center
                            19th Floor
                            New York, NY 10285


Malcolm Wilson              Kent, Hazzard, Jaeger, Greer,   Counsel to Kent,                                USA
                            Wilson & Fay                    Hazzard, Jaeger, Greer,
                            50 Main Street                  Wilson & Fay
                            White Plains, NY 10606-1920

                              Lehman Brothers Inc.
                    Executive Officers Who Are Not Directors


Name                    Business Address                         Principal Occupation                                   Citizenship

Ronald L. Gallatin        Lehman Brothers Inc.             Senior Executive Vice President of Lehman Brothers            USA
                          3 World Financial Center
                          10th Floor
                          New York, NY 10028


Robert Matza              Lehman Brothers Inc.             Managing Director and Principal Financial Officer of Lehman   USA
                          3 World Financial Center         Brothers
                          6th Floor
                          New York, NY 10285


Michael Milversted        Shearson Lehman Brothers Inc.    Managing Director and Treasurer of Lehman Brothers            USA
                          American Express Tower
                          World Financial Center
                          12th Floor
                          New York, NY 10285


T. Christopher Pettit     Lehman Brothers Inc.             Managing Partner of Lehman Brothers                           USA
                          3 World Financial Center
                          10th Floor
                          New York, NY 10028



                   Hutton Ophthalmic Research Services 1 Inc.
                        Directors and Executive Officers


Name, Title and Address                       Principal Occupation                                 Citizenship

Ron Hiram                                     Managing Director, Lehman Brothers Inc.                 USA
Director
President & CFO
388 Greenwich Street, 28th Floor
New York, NY 10013


Craig Emrick                                  Senior Vice President, Lehman Brothers Inc.             USA
Treasurer
American Express Tower
3 World Financial Center
12th Floor
New York, NY 10285


Karen C. Manson                               Senior Vice President, Lehman Brothers. Inc.            USA
Secretary
2 World Trade Center, 15th Floor
New York, NY 10048


Kenneth Braddock                              Managing Director,                                      USA
Assistant Treasurer                           Lehman Brothers, Inc.
American Express Tower
3 World Financial Center
16th Floor
New York, NY 10013


Thomas E. Gengler, Jr.                        Managing Director, Lehman Brothers Inc.                 USA
Assistant Treasurer
388 Greenwich Street, 31st Floor
New York, NY 10013


Joseph L. Ternullo                            Tax Manager, The Boston                                 USA
Assistant Treasurer                           Company Advisors Limited
One Boston Place                              Partnerships Administration
Boston, MA 02108


Eileen M. Bannon                              Assistant Secretary, Lehman Brothers Inc.               USA
Assistant Secretary
2 World Trade Center, 15th Floor
New York, NY 10048


Madeline L. Shapiro                           Assistant Secretary, Lehman Brothers Inc.               USA
Assistant Secretary
2 World Trade Center, 15th Floor
New York, NY 10048


                   Hutton Ophthalmic Research Services 2 Inc.
                        Directors and Executive Officers

Name, Title and Address                      Principal Occupation                    Citizenship

Ron Hiram                                     Managing Director, Lehman Brothers Inc.      USA
Director
President & CFO
388 Greenwich Street, 28th Floor
New York, NY 10013


Craig Emrick                                  Senior Vice President,                       USA
Treasurer                                     Lehman Brothers Inc.
American Express Tower
3 World Financial Center
12th Floor
New York, NY 10285


Karen C. Manson                               Senior Vice President,                       USA
Secretary                                     Lehman Brothers Inc.
2 World Trade Center, 15th Floor
New York, NY 10048


Kenneth Braddock                              Managing Director,                           USA
Assistant Treasurer                           Lehman Brothers, Inc.
American Express Tower
3 World Financial Center
16th Floor
New York, NY 10013

Thomas E. Gengler, Jr.                        Managing Director,                           USA
Assistant Treasurer                           Lehman Brothers Inc.
388 Greenwich Street, 31st Floor
New York, NY 10013

Joseph L. Ternullo                            Tax Manager, The Boston                      USA
Assistant Treasurer                           Company Advisors Limited
One Boston Place                              Partnerships Administration
Boston, MA 02108


Eileen M. Bannon                              Assistant Secretary, Lehman Brothers Inc.    USA
Assistant Secretary
2 World Trade Center, 15th Floor
New York, NY 10048


Madeline L. Shapiro                           Assistant Secretary, Lehman Brothers Inc.    USA
Assistant Secretary
2 World Trade Center, 15th Floor
New York, NY 10048


                         Shearson/HBLP Acquisition Corp.
                        Directors and Executive Officers

Name, Title and Address            Principal Occupation                                   Citizenship
Rocco Andriola                     Senior Vice President of  Shearson Lehman                USA
Shearson Lehman Brothers Plaza     Brothers Inc.
388 Greenwich Street
New York, NY 10013


Eliot Fried*                       Managing Director of Shearson Lehman                     USA
American Express Tower             Brothers Inc.
World Financial Center
New York, NY 10285


Ron Hiram                          Executive Vice President of Shearson Lehman              USA
Shearson Lehman Brothers Plaza     Brothers Inc.
388 Greenwich Street
New York, NY 10013


Robert Matza*                      Managing Director of Shearson Lehman                     USA
American Express Tower             Brothers Inc.
World Financial Center
New York, NY 10285


*Director of Shearson/HBLP Acquisition Corp.

                           The E. F. Hutton Group Inc.
                        Directors and Executive Officers

Name, Title and Address                       Principal Occupation                    Citizenship

Richard B. Stewart, Jr.                       Chief Financial Officer,                    USA
Director                                      Lehman Brothers Inc.
American Express Tower
3 World Financial Center
New York, NY 10285

Kenneth Braddock                                                                          USA
Vice President                                Managing Director,
American Express Tower                        Lehman Brothers Inc.
3 World Financial Center,
16th Floor
New York, NY 10235

Thomas E. Gengler, Jr.                                                                    USA
Vice President                                Managing Director,
388 Greenwich Street, 31st Floor              Lehman Brothers Inc.
New York, NY 10013

Maxine L. Gerson                                                                          USA
Vice President                                Senior Vice President,
2 World Trade Center, 15th Floor              Lehman Brother Inc.
New York, NY 10048

Alfred Grotell Vice President                                                             USA
388 Greenwich Street, 31st Floor              Managing Director,
New York, NY 10013                            Lehman Brothers Inc.


Thomas E. Hommel                                                                          USA
Vice President                                Senior Vice President,
388 Greenwich Street, 35th Floor              Lehman Brothers Inc.
New York, NY 10013

Karen M. Muller                                                                           USA
Vice President                                Managing Director,
2 World Trade Center, 15th Floor              Lehman Brothers Inc.
New York, NY 10048
                                                                                          USA
Joseph Polizzoto                              Managing Director
Vice President                                Lehman Brothers Inc.
388 Greenwich Street, 35th Floor
New York, NY 10013


                           The E. F. Hutton Group Inc.
                        Directors and Executive Officers

Name, Title and Address                         Principal Occupation                    Citizenship
                                                                                          USA
Michael R. Milverstad                         Managing Director,
Treasurer                                     Lehman Brothers Inc.
American Express Tower
3 World Financial Center
12th floor
New York, NY 10285

                                                                                           USA
Karen C. Manson                               Senior Vice President,
Secretary                                     Lehman Brothers, Inc.
2 World Trade Center
15th Floor
New York, NY 10048

                                                                                           USA
Thomas J. Burns                               Executive Vice President,
President                                     Lehman Brothers Inc.
388 Greenwich Street
33rd Floor
New York, NY 10013

                                                                                           USA
Craig Emrick                                  Senior Vice President,
Assistant Treasurer                           Lehman Brothers Inc.
American Express Tower
3 World Financial Center
12th Floor
New York, NY 10013

                                                                                           USA
Eileen M. Bannon                              Assistant Secretary,
Assistant Secretary                           Lehman Brothers Inc.
2 World Trade Center
15th Floor
New York, NY 10048

                                                                                           USA
Madeline L. Shapiro                           Assistant Secretary,
Assistant Secretary                           Lehman Brothers Inc.
2 World Trade Center
15th Floor
New York, NY 10048

                                                                                           USA
John D. Smith, Jr.                            Assistant Secretary,
Assistant Secretary                           Lehman Brothers Inc.
2 World Trade Center
15th Floor
New York, NY 10048


                           Lehman Brothers Group Inc.
                               Board of Directors

Name                         Business Address                 Principal Occupation                 Citizenship
Eliot Fried                  Lehman Brothers Inc.             Managing Director of                    USA
                             3 World Financial Center         Lehman Brothers Inc.
                             18th Floor                       ("Lehman Brothers")
                             New York, NY 10285

Richard Stewart, Jr.         Lehman Brothers Inc.             Vice Chairman of Lehman Brothers        USA
                             3 World Financial Center
                             19th Floor
                             New York, NY 10285


                           Lehman Brothers Group Inc.
                    Executive Officers Who Are Not Directors


Name                         Business Address            Principal Occupation                         Citizenship
Michael Milversted           Lehman Brothers Inc.        Managing Director and Treasurer of Lehman      USA
                             388 Greenwich Street        Brothers
                             8th Floor
                             New York, NY 10013

                                                                09/13/93
                          Lehman Brothers Holdings Inc.
                               Board of Directors

Name                      Business Address                          Principal Occupation                         Citizenship
Roger S. Berlind          Berlind Productions                       Private Investor                              USA
                          10 East 53rd Street, 30th Floor
                          New York, NY  10022

David M. Culver           CAI Capital Corporation                   Chairman of CAI Capital Corporation          Canada
                          3429 Brummond Street
                          Suite 200
                          Montreal, Quebec H3G 1X6

Richard S. Fuld, Jr.      Lehman Brothers Inc.                      President and Chief Operating Officer of      USA
                          3 World Financial Center                  Lehman Brothers Inc.
                          10th Floor
                          New York, NY 10285

Katsumi Funaki            Nippon Life Insurance Company             General Manager for North America, Nippon    Japan
                          780 Third Avenue North                    Life Insurance Company
                          43rd Floor
                          New York, NY 10017

Richard M. Furlaud        Bristol-Myers Squibb Company              Former President of Bristol-Myers Squibb      USA
                          150 E. 52nd Street                        Company
                          12th Floor
                          New York, New York 10022

Harvey Golub              American Express Company                  Chairman, President and                       USA
                          American Express Tower                    Chief Executive Officer
                          World Financial Center                    of the American Express Company
                          51st Floor
                          New York, New York 10285


                          Lehman Brothers Holdings Inc.
                    Executive Officers Who Are Not Directors

Name                            Business Address                 Principal Occupation                              Citizenship
Ronald L. Gallatin              Lehman Brothers Inc.             Senior Executive Vice President of Lehman          USA
                                3 World Financial Center         Brothers
                                10th Floor
                                New York, NY 10285

David Marcus                     Lehman Brothers Inc.            Managing Director and General Counsel of           USA
                                3 World Financial Center         Lehman Brothers
                                19th Floor
                                New York, NY 10285

Robert Matza                    Lehman Brothers Inc.             Managing Director and Chief Financial              USA
                                3 World Financial Center         Officer of Lehman Brothers
                                6th Floor
                                New York, NY 10285

Michael Milversted              Lehman Brothers Inc.             Managing Director and Treasurer of Lehman          USA
                                388 Greenwich Street             Brothers
                                8th Floor
                                New York, NY 10013

T. Christopher Pettit           Lehman Brothers Inc.             Managing Partner of Lehman Brothers                USA
                                3 World Financial Center
                                10th Floor
                                New York, NY 10285

                                                                       09/13/93
                            American Express Company
                               Board of Directors

 Name                        Business Address                          Principal Occupation                         Citizenship
Anne L. Armstrong            Kleberg Bank Building                     Chairman of the Board                          USA
                             Sixth & Kleberg Streets                   of Trustees, Center for Strategic and
                             Kingsville, TX 78363                      International Studies

William G. Bowen             140 East 62nd Street                      President, the Andrew                          USA
                             New York, NY 10021                        Mellon Foundation


John J. Byrne, Jr.           The 1820 House                            Chairman & CEO, Fund                           USA
                             Main Street                               American Companies
                             Norwich, VT 05055

David M. Culver              CAI Capital Corporation                   Chairman of CAI Capital Corporation          Canada
                             3429 Brummond Street
                             Suite 200
                             Montreal, Quebec H3G lX6

Charles W. Duncan, Jr.       600 Travis                                Duncan Interests                               USA
                             61st Floor
                             Houston, TX 77002-3007

George M.C. Fisher           1303 East Algonquin Road                  Chairman and CEO, Motorola, Inc.               USA
                             Schaumburg, IL 60196

Richard M. Furlaud           Bristol-Myers Squibb Company              Former President of                            USA
                             150 E. 52nd Street                        Bristol-Myers Squibb Company
                             12th Floor
                             New York, New York 10022


                            American Express Company
                               Board of Directors

Name                             Business Address                   Principal Occupation                         Citizenship
Harvey Golub                     American Express Company           Chairman, President and                         USA
                                 American Express Tower             Chief Executive Officer
                                 World Financial Center             of the American Express
                                 51st Floor                         Company
                                 New York, New York 10285

Beverly Sills Greenough          211 Central Park West              Former President,                               USA
                                 New York, NY 10024                 New York City Opera


F. Ross Johnson                  200 Galleria Parkway, N.W.         Chairman & CEO,                                 USA
                                 Suite 970                          RJM Group
                                 Atlanta, GA 30339


Vernon E. Jordan, Jr.            1333 New Hampshire Ave., N.W.      Partner, Akin, Gump,                            USA
                                 Suite 400                          Hauer & Feld
                                 Washington, D.C. 20036


Henry A. Kissinger               350 Park Avenue                    Chairman, Kissinger Associates, Inc.            USA
                                 26th Floor
                                 New York, NY  10022

Drew Lewis                       Martin Tower                       Chairman & CEO,                                 USA
                                 Eighth & Eaton Avenues             Union Pacific Corporation
                                 16th Floor
                                 Bethlehem, PA  18018

Aldo Papone                      American Express Company           Senior Advisor,                                 USA
                                 American Express Tower             American Express Company
                                 3 World Financial Center
                                 New York, New York 10285

                            American Express Company
                               Board of Directors

Name                 Business Address             Principal Occupation                         Citizenship
Roger S. Penske      Penske Corporation           President of the Penske Corporation           USA
                     13400 Outer Drive West
                     Detroit, Michigan  48239

Frank P. Popoff      2030 Willard H. Dow Center   President & CEO,                              USA
                     Midland, MI  48674           The Dow Chemical Company

Jeffrey E. Stiefler  IDS Tower 10                 President & CEO,                              USA
                     Minneapolis, MN  5440        IDS Financial Corporation


                            American Express Company

                             American Express Tower
                            3 World Financial Center
                               New York, NY 10285

                    Executive Officers Who Are Not Directors

     Name                     Office                              Citizenship

Mark J. Babij       Assistant Comptroller                                USA


Gary A. Beller      Executive Vice President                             USA


Pamela A. Davis     Vice President and Assistant Treasurer               USA


Daniel T. Henry     Senior Vice President and Comptroller                USA


Joseph W. Keilty    Executive Vice President                             USA


Donald J. Ledger    Assistant Secretary                                  USA


Jonathan S. Linen   Vice Chairman                                        USA


Michael P. Monaco   Executive Vice President, Chief Financial Officer    USA
                    & Treasurer


Barbara A. Neysmith Assistant Secretary                                  USA


Stephen P. Norman   Secretary                                            USA


Louise M. Parent    Executive Vice President and General Counsel         USA


John J. Perrell III Assistant Comptroller                                USA


Robert M. Pyle, Jr. Senior Assistant Secretary                           USA


Irene C. Roberts    Senior Vice President                                USA


Vincent J. Santo    Assistant Comptroller                                USA


Thomas Schick       Executive Vice President                             USA


Ronald C. Stovall   Vice President and Assistant                         USA